FOR IMMEDIATE RELEASE

             FOREST OIL COMPLETES SAXON ACQUISITION


DENVER, COLORADO - December 21, 1995 - Forest Oil Corporation and Saxon Petroleum Inc. of Calgary, Alberta announced today that Forest has completed the acquisition of a controlling interest in Saxon.

Saxon's shareholders approved the transaction on December 18, 1995 and at the second closing of the transaction on December 20, 1995 the following events occurred: 1) the preferred stock of Saxon issued to Forest at the first closing on October 26, 1995 was redeemed for C$1.5 million cash and 4.2 million common shares of Saxon, 2) Saxon issued an additional 27.8 million common shares, 12.3 million non-voting shares and 5.3 million warrants to Forest in exchange for 4.5 million Forest common shares; and
3) Saxon issued C$15.5 million of new convertible preferred shares to Forest in exchange for the Archean Energy Ltd. preferred stock owned by Forest. Forest now holds approximately 56% of Saxon's outstanding common shares.

The 5.3 million common shares of Forest now held by Saxon have been included in a registration statement filed by Forest with respect to a proposed offering of its common stock. Saxon will use the proceeds from the sale of the Forest shares it owns to reduce bank debt and fund capital expenditures.

Forest Oil Corporation and Saxon Petroleum Inc. are engaged in the acquisition, exploration, development and production of natural gas and crude oil. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas and Oklahoma. Saxon's principal reserves are located in western and northwestern Alberta. Forest's common and preferred stocks are traded on the Nasdaq National Market System under the FOIL and FOILO symbols, respectively. Saxon's common shares are traded on the Alberta Stock Exchange under the SXN symbol.

December 21, 1995

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